Exhibit 1

Tel Aviv, June 16, 2003
Our Ref: T4/P3 - 3131

IDB Holding Corporation Ltd.

The Triangular Tower, 44th Floor

3 Azrieli Center

Tel-Aviv, 67023

Israel

Gentlemen,

Pursuant to rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that IDB Holding Corporation Ltd. (“IDBH”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or a Schedule 13G and any amendments thereto in respect of shares of Tefron Ltd. purchased, owned or sold from time to time by the undersigned.

IDBH is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.

Very truly yours,

(signed)
PEC Israel Economic Corporation

A g r e e d:

(signed)

IDB Holding Corporation Ltd.